Exhibit 5.1

September 27, 2013

SAIC Gemini, Inc.

1710 SAIC Drive

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel to SAIC Gemini, Inc., a Delaware corporation (which will change its name to Science Applications International Corporation, the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of (1) up to an aggregate of 15,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, consisting of 400,000 Shares which may be issued under the Science Applications International Corporation Stock Compensation Plan, 300,000 Shares which may be issued under the Science Applications International Corporation Management Stock Compensation Plan, 1,500,000 Shares which may be issued under the Science Applications International Corporation Key Executive Stock Deferral Plan, 1,000,000 Shares which may be issued under the Science Applications International Corporation Employee Stock Purchase Plan, 7,000,000 Shares which may be issued under the Science Applications International Corporation Retirement Plan and 5,700,000 Shares which may be issued under the Science Applications International Corporation 2013 Equity Incentive Plan (collectively, the “Equity Plans”) and (2) deferred compensation obligations (the “Obligations”), which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under the Keystaff Deferral Plan and the Science Applications International Corporation 401(k) Excess Deferral Plan (collectively, the “Cash Plans”).

We have examined the Registration Statement, the Equity Plans and the Cash Plans. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Upon issuance and delivery of the Shares in accordance with the Equity Plans, the Shares will be validly issued, fully paid and nonassessable.

2. The issuance of the Obligations has been duly authorized by the Company.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP